Exhibit 23.1

TARVARAN, ASKELSON & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Bond Laboratories, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Bond Laboratories, Inc. and Subsidiaries (“Bond Laboratories, Inc.”) of our audit report dated April 13, 2011, with respect to the Consolidated Balance Sheets of Bond Laboratories, Inc. as of December 31, 2010 and 2009 and the related Consolidated Statements of Income, Cash Flows and Equity (Deficit) for each of the fiscal years in the two-year period ended December 31, 2010.

/s/ Tarvaran, Askelson & Company, LLP
Laguna Niguel, CA
January 5, 2012